Exhibit 10.2.8

FOURTH AMENDMENT TO

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is made and entered into on November 19, 2019, by and among DELTA APPAREL, INC., a Georgia corporation ("Delta"), M. J. SOFFE, LLC, a North Carolina limited liability company ("Soffe"), CULVER CITY CLOTHING COMPANY, a Georgia corporation ("Culver City"), SALT LIFE, LLC, a Georgia limited liability company ("Salt Life"), DTG2GO, LLC, a Georgia limited liability company ("DTG2GO"; Delta, Soffe, Culver City, Salt Life, and DTG2GO, each individually, a "Borrower" and, collectively, "Borrowers"); the parties to the Credit Agreement (as defined below) from time to time as Lenders (each individually, a "Lender" and collectively, "Lenders"); and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("Wells Fargo"), in its capacity as agent for Lenders (together with its successors in such capacity, "Agent").

Recitals:

Borrowers, Agent and Lenders are parties to a certain Fifth Amended and Restated Credit Agreement dated as of May 10, 2016 (as at any time amended, restated, modified or supplemented, the "Credit Agreement"), pursuant to which Agent and Lenders have made certain loans and other financial accommodations available to Borrowers.

The parties desire to amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.

2.     Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

(a)     By adding a new Section 1.7 to the Credit Agreement as follows:

1.7     Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

(b)     By deleting the last two sentences of Section 2.3(a) of the Credit Agreement and by substituting in lieu thereof the following:

All Borrowing requests which are not made on-line via Agent's electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent's authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan.

(c)     By deleting the references to "$14,500,000" in each of Section 2.3(b)(i), 2.3(d)(i) and 2.3(d)(ii) of the Credit Agreement and by substituting in lieu thereof, in each instance, a reference to "$17,000,000."

(d)     By adding a new sentence to the end of Section 2.3(g)(ii)(G) of the Credit Agreement as follows:

Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(e)     By deleting the paragraph set forth at the end of Section 2.6(a) of the Credit Agreement and by substituting the following in lieu thereof:

Notwithstanding anything to the contrary set forth herein, (A) to the extent that there are any Loans outstanding on any day, an amount of such Loans equal to the lesser of (x) the FILO Formula Amount and (y) the principal amount of the Loans outstanding on such day shall be deemed to be made in respect of the FILO Formula Amount, and (B) such Loans, if LIBOR Rate Loans are available hereunder, shall be LIBOR Rate Loans and bear interest at a per annum rate equal to the LIBOR Rate plus three and one-quarter percent (3.25%), and, otherwise, shall bear interest at a per annum rate equal to the Base Rate plus two and one-quarter percent (2.25%).

(f)     By deleting Section 2.10(c) of the Credit Agreement and by substituting the following in lieu thereof:

(c)     Field Examination and Other Fees. Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of any Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess any Borrower's or its Subsidiaries' business valuation; provided, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than:

(i)     (1) one (1) Inventory appraisal per calendar year so long as Availability is equal to or greater than $17,500,000 (such amount to be increased pro rata with the amount of any increase in the Commitments pursuant to Section 2.14), and (2) at Agent's discretion, two (2) Inventory appraisals per calendar year so long as Availability is less than $17,500,000 (such amount to be increased pro rata with the amount of any increase in the Commitments pursuant to Section 2.14); provided, however, that there shall be no limit on the number of Inventory appraisals that Agent may conduct or request or for which Borrowers are obligated to reimburse Agent at any time Default or Event of Default exists or has occurred and is continuing;

(ii)     at Agent's discretion, one (1) Real Property appraisal for each parcel of Real Property constituting Eligible Real Property per calendar year, so long as Availability is less than $23,500,000 (such amount to be increased pro rata with the amount of any increase in the Commitments pursuant to Section 2.14); provided, however, that there shall be no limit on the number of Real Property appraisals for each parcel of Real Property constituting Eligible Real Property that Agent may conduct or request or for which Borrowers are obligated to reimburse Agent at any time a Default or Event of Default exists or has occurred and is continuing;

(iii)     at Agent's discretion, one (1) Equipment appraisal per calendar year so long as Availability is less than $23,500,000 (such amount to be increased pro rata with the amount of any increase in the Commitments pursuant to Section 2.14); provided, however, that there shall be no limit on the number of Equipment appraisals that Agent may conduct or request or for which Borrowers are obligated to reimburse Agent at any time a Default or Event of Default exists or has occurred and is continuing; and

(iv)     at Agent's discretion, one (1) Intellectual Property appraisal per calendar year; provided, however, that there shall be no limit on the number of Intellectual Property appraisals that Agent may conduct or request or for which Borrowers are obligated to reimburse Agent at any time a Default or Event of Default exists or has occurred and is continuing.

(g)     By deleting the reference to "$25,000,000" in Section 2.11(b)(i) of the Credit Agreement and by substituting in lieu thereof a reference to "$10,000,000 or, if requested in writing by Borrowers at least five (5) days prior to proposed increase date, an amount greater than $10,000,000 but less than or equal to $25,000,000."

(h)     By deleting Section 2.11(f) of the Credit Agreement and by substituting the following in lieu thereof:

(f)     Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person's respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a "Letter of Credit Related Person") (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the "Letter of Credit Indemnified Costs"), and which arise out of or in connection with, or as a result of:

(i)     any Letter of Credit or any pre-advice of its issuance;

(ii)     any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)     any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)     any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)     any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi)     an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)     any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)     the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)     any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x)     Issuing Bank's performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi)     any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;

(xii)     any foreign law or usage as it relates to Issuing Bank's issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or

(xiii)     the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(i)     By adding new Sections 2.11(o), (p), (q) and (r) to the Credit Agreement as follows:

(o)     Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(p)     If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when Borrowers receive notice from Agent or Required Lenders (or, if the maturity of the Obligations has been accelerated, Revolving Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(p) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(p), Revolving Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(q)     The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(r)     At Borrowers' costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise or enforce Issuing Bank's rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

(j)     By deleting Section 2.12(d) of the Credit Agreement and by substituting the following in lieu thereof:

(d)     Special Provisions Applicable to LIBOR Rate.

(i)     The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)     Subject to the provisions set forth in Section 2.12(d)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii)     Effect of Benchmark Transition Event.

(A)     Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and Borrowers may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Borrowers so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising Required Lenders have delivered to Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B)     Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(C)     Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrowers and Lenders of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes and (4) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 2.12(d)(iii) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).

(D)     Benchmark Unavailability Period. Upon Borrowers' receipt of notice of the commencement of a Benchmark Unavailability Period, Borrowers may revoke any request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.

(k)     By deleting Section 2.12(f) of the Credit Agreement.

(l)     By adding a new sentence to the end of Section 4.12 of the Credit Agreement as follows:

As of the Fourth Amendment Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

(m)     By adding a new sentence to the end of Section 5.2 of the Credit Agreement as follows:

Borrowers and Agent hereby agree that the delivery of the Borrowing Base Certificate through Agent's electronic platform or portal, subject to Agent's authentication process, by such other electronic method as may be approved by Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Borrowing Base as may be approved by Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by Borrowers and delivered to Agent.

(n)     By deleting the final sentence of Section 5.3 of the Credit and by substituting the following in lieu thereof

Each Borrower further agrees, on behalf of itself and its Subsidiaries, that nothing herein shall authorize any Borrower or any Subsidiary of a Borrower to convert from a corporation to a limited liability company or from a limited liability company to a corporation or change its classification or status for U.S. federal income tax purposes, as the case may be, unless, in each such case, Borrowers shall have given at least ninety (90) days prior written notice of such conversion to Agent, Agent shall have concluded that, under Applicable Law, such conversion shall not (x) detrimentally affect the enforceability of the Loan Documents against the Borrower to be so converted (the "Converting Borrower") or the Liens in favor of Agent against the Property of the Converting Borrower, or (y) affect in any way the Converting Borrower's Obligations that were incurred prior to giving effect to such conversion, and Borrowers shall have taken all such actions as Agent may request in its discretion to maintain the perfection and priority of any Liens of Agent that would otherwise be affected thereby and to ensure the enforceability of the Obligations against such Converting Borrower.

(o)     By adding a new sentence to the end of Section 5.6 to the Credit Agreement as follows:

If at any time the area in which any Real Property that is subject to a Mortgage is located is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount and on terms that are satisfactory to Agent and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise satisfactory to Agent and all Lenders.

(p)     By adding a new sentence to the end of Section 5.12 of the Credit Agreement as follows:

Notwithstanding anything to the contrary contained herein (including Section 5.11 and this Section 5.12) or in any other Loan Document, Agent shall not accept delivery of any Mortgage from any Loan Party unless each Lender has received 45 days prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender and (y) Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent.

(q)     By inserting the following parenthetical immediately prior to the "." set forth at the end of Section 6.4:

(including by an allocation of assets among newly divided limited liability companies pursuant to a "plan of division")

(r)     By (i) deleting the word "or" set forth at the end of Section 14.1(a)(xi) of the Credit Agreement, (ii) deleting the ";" set forth at the end of Section 14.1(a)(xii) of the Credit Agreement and by substituting in lieu thereof ", or" and by adding a new Section 14.1(a)(xiii) to the Credit Agreement as follows:

(xiii)     at any time that any Real Property is included in the Collateral, add, increase, renew or extend any Loan, Letter of Credit or Commitment hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders

(s)     By deleting Section 14.1(f) of the Credit Agreement and by substituting the following in lieu thereof:

(f) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender, and (iii) any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event or an Early Opt-in Election shall be effective as contemplated by such Section 2.12(d)(iii) hereof.

(t)     By adding new sentences to the end of Section 15.3 of the Credit Agreement as follows:

No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

(u)     By deleting Section 16.1 of the Credit Agreement and by substituting the following in lieu thereof:

16.1     Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Loan Parties. Furthermore, if any such Tax is an Indemnified Tax or an Indemnified Tax is so levied or imposed, Loan Parties agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent's demand. Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a "Tax Indemnitee") for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.

(v)     By adding a new Section 16.2(e) to the Credit Agreement as follows:

(e)     If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(w)     By deleting Section 17.9(c) of the Credit Agreement and by substituting the following in lieu thereof:

(c)     Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, "Borrower Materials") available to Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the "Platform"). The Platform is provided "as is" and "as available." Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaims liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any Agent-Related Person have any liability to Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's or Agent's transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person's gross negligence or willful misconduct. Each Loan Party further agrees that certain Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Loan Parties or their securities) (each, a "Public Lender"). Loan Parties shall be deemed to have authorized Agent and its Affiliates and Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC as not containing any material non-public information with respect to Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor" (or another similar term). Agent and its Affiliates and Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term).

(x)     By adding a new Section 17.16 to the Credit Agreement as follows:

Section 17.16. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Georgia or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(y)     By deleting the definitions of "Applicable Margin," "Authorized Person," "Borrowing Base," "Defaulting Lender," "FATCA," "FILO Maximum Amount," "Fixed Charge Coverage Ratio," "Maturity Date" and "Maximum Revolver Amount" set forth in Schedule 1.1 to the Credit Agreement and by substituting the following in lieu thereof, respectively:

"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Alternate Average Excess Availability of Borrowers for the most recently completed fiscal quarter; provided, that for the period from the Closing Date through and including December 27, 2019, the Applicable Margin shall be set at the margin in the row styled "Level III"; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled "Level III":

Level	Alternate Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the "Base Rate Margin")	Applicable Margin Relative to LIBOR Rate Loans (the "LIBOR Rate Margin")
I	> 50% of Revolver Commitments	0.25%	1.25%
II	< 50% of Revolver Commitments and > 20% of Revolver Commitments	0.50%	1.50%
III	< 20% of Revolver Commitments	0.75%	1.75%

The Applicable Margin shall be re-determined as of the first day of each fiscal quarter of Borrowers.

"Authorized Person" means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, as such schedule is updated from time to time by written notice from Borrowers to Agent, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent's electronic platform or portal in accordance with its procedures for such authentication.

"Borrowing Base" means, as of any date of determination, the result of:

(a)     85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)     the lesser of:

(i)     $102,000,000, or

(ii)     the lesser of (A) sixty percent (60%) of the Value of Eligible Finished Goods Inventory, Eligible Raw Material Inventory, and Eligible In-Transit Inventory; or (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of such Eligible Inventory, plus

(c)     (i) at any time prior to the first day of the month immediately following the satisfaction of the Clinton Real Property Re-Appraisal Conditions, sixty-five percent (65%) of the appraised fair market value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of the Clinton Real Property, which amount shall be reduced on the first day of each month, commencing January 1, 2020 by an amount equal to $25,945.83, and (ii) at any time on and after the first day of the month immediately following satisfaction of the Clinton Real Property Re-Appraisal Conditions, an amount equal to the lesser of (i) $10,500,000 and (ii) sixty-five percent (65%) of the appraised fair market value of the Clinton Real Property (based on the most recent appraisal completed prior to the satisfaction of the Clinton Real Property Re-Appraisal Conditions that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent), which amount shall be reduced on the first day of each month, commencing on the first day of the second month immediately following satisfaction of the Clinton Real Property Re-Appraisal Conditions, by an amount equal to 1/120th of the lesser of (i) $10,500,000 and (ii) sixty-five percent (65%) of the appraised fair market value of the Clinton Real Property (based on the most recent appraisal completed prior to the satisfaction of the Clinton Real Property Re-Appraisal Conditions that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent); plus

(d)     sixty-five percent (65%) of the appraised fair market value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of Eligible Real Property of Borrowers other than the Clinton Real Property, which amount shall be reduced on the first day of each month, commencing January 1, 2020 by an amount equal to $140,833.33; plus

(e)     eighty-five percent (85%) multiplied by the Net Orderly Liquidation Value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of the Eligible Equipment of Borrowers, which amount shall be reduced on the first day of each month, commencing January 1, 2020 by an amount equal to $37,632.74; plus

(f)     twenty-five percent (25%) of the appraised fair market value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of the Eligible Intellectual Property of Borrowers, which amount shall be reduced on the first day of each month, commencing July 1, 2020 by an amount equal to $129,008.33; plus

(g)     the FILO Formula Amount; minus

(h)     the aggregate amount of Reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

Notwithstanding anything to the contrary contained herein, the portion of the Borrowing Base on any date calculated with reference to Eligible Real Property, Eligible Intellectual Property and Eligible Equipment collectively, shall not exceed (i) at any time prior to the first day of the month immediately following the satisfaction of the Clinton Real Property Re-Appraisal Conditions, twenty percent (20%) of the Maximum Revolver Amount and (ii) at any time on and after the first day of the month immediately following satisfaction of the Clinton Real Property Re-Appraisal Conditions, twenty-five percent (25%) of the Maximum Revolver Amount, and the aggregate amount of Adjusted Revolver Usage based on Eligible Inventory consisting of yarn classified as work-in-process outstanding at any time shall not exceed $2,500,000 at any time.

"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Borrowers in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrowers, Issuing Bank, and each Lender.

"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).

"FILO Maximum Amount" means (a) on and after the Third Amendment Date through (and including) July 3, 2021, $7,000,000, (b) on and after July 4, 2021 through (and including) August 7, 2021, $5,000,000, (c) on and after August 8, 2021 through (and including) September 4, 2021, $3,000,000, (d) on and after September 5, 2021 through (and including) October 2, 2021, $1,000,000, and (e) on and after October 3, 2021, $0.

"Fixed Charge Coverage Ratio" means, with respect to Borrowers and their Subsidiaries, on a consolidated basis, for any period of determination, the ratio of (a) the sum of (x) EBITDA of Borrowers during such period plus (y) Restructuring Expenses actually recorded on Borrowers' books during such period minus the sum of (i) the amount of any taxes paid in cash, cash dividends to the equity holders of such Person and other distributions to equity holders of such Person during the period in question (including all share repurchases and redemptions with respect to the Qualified Equity Interests of such Person other than those (A) made pursuant to Section 6.7(c) or (B) constituting Junkfood Sale Equity Interest Repurchases) plus (ii) all Unfinanced Capital Expenditures made during such period (other than Clinton Capital Expenditures made during such period) plus (iii) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money and Indebtedness with respect to the Capital Leases made during such period to (b) Fixed Charges of Borrowers and their Subsidiaries for the same period. In no event shall the amount of (x) all Restructuring Expenses added back to EBITDA during all periods exceed $5,000,000 in the aggregate or (y) Clinton Capital Expenditures added back to EBITDA during all periods exceed $10,000,000 in the aggregate.

"Maturity Date" means November 19, 2024.

"Maximum Revolver Amount" means $170,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.

(z)     By adding the following new definitions of "Benchmark Replacement," "Benchmark Replacement Adjustment," "Benchmark Replacement Conforming Changes," "Benchmark Replacement Date," "Benchmark Transition Event," "Benchmark Transition Start Date," "Benchmark Unavailability Period," "Beneficial Ownership Certification," "BHC Act Affiliate," "Clinton Capital Expenditures," "Clinton Expansion Project" "Clinton Real Property," "Clinton Real Property Re-Appraisal Conditions," "Covered Entity," "Covered Party," "Default Right," "Early Opt-in Election," "Eligible Intellectual Property," "Federal Reserve Bank of New York’s Website," "Flood Laws," "Fourth Amendment Date," "Fourth Amendment Fee Letter," "Other Taxes," "QFC," "QFC Credit Support," "Relevant Governmental Body," "SOFR," "Supported QFC," "Tax Indemnitee," "Term SOFR," "Unadjusted Benchmark Replacement" and "U.S. Special Resolution Regimes" to Schedule 1.1 to the Credit Agreement in proper alphabetical order as follows, respectively:

"Benchmark Replacement" means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Agent and Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for United States dollar-denominated syndicated credit facilities, and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement shall be deemed to be zero for the purposes of this Agreement.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrowers giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for United States dollar-denominated syndicated credit facilities at such time.

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Base Rate", the definition of "Interest Period", timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).

"Benchmark Replacement Date" means the earlier to occur of the following events with respect to the LIBOR Rate:

(a) in the case of clause (a) or (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(b) in the case of clause (c) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein.

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(a)     a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(b)     a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the Federal Reserve System of the United States (or any successor), an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(c)     a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

"Benchmark Transition Start Date" means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent or Required Lenders, as applicable, by notice to Borrowers, Agent (in the case of such notice by Required Lenders) and Lenders.

"Benchmark Unavailability Period" means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 2.12(d)(iii).

"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

"BHC Act Affiliate" of a Person means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

"Clinton Capital Expenditures" means Capital Expenditures incurred by Borrowers in connection with the Clinton Expansion Project.

"Clinton Expansion Project" means the expansion of Borrowers' distribution facility located on the Clinton Real Property.

"Clinton Real Property" means Borrowers' real property located within the Town of Clinton, Anderson County, Tennessee, as more fully described on Schedule R-1.

"Clinton Real Property Re-Appraisal Conditions" means the first date on which:

(a)     no Default or Event of Default is in existence;

(b)     Agent shall have received an appraisal of the Clinton Real Property that is (i) in form, contains assumptions and utilizes methods acceptable to Agent, (ii) performed by an appraiser acceptable to Agent, and (iii) conducted after the completion of the Clinton Expansion Project (to the reasonable satisfaction of Agent);

(c)     Agent shall have received an ALTA as-built survey of the Clinton Real Property that is (i) in form and substance acceptable to Agent, including a metes-and-bounds property description of the Clinton Real Property, (ii) performed by a licensed surveyor acceptable to Agent, and (iii) performed after the completion of the Clinton Expansion Project (to the reasonable satisfaction of Agent);

(d)     Agent shall have received a mortgagee title insurance policy with such endorsements and affirmative coverages as may be required by Agent (or a marked commitment to issue the same) for the Clinton Real Property issued by a title insurance company satisfactory to Agent in amounts satisfactory to Agent assuring Agent that the Mortgage on the Clinton Real Property is a valid and enforceable first priority mortgage Lien on the Clinton Real Property free and clear of all defects and encumbrances except Permitted Liens (and insuring over all mechanics' and material suppliers' Liens arising (or which may arise) from work performed with respect to the Clinton Expansion Project), and otherwise in form and substance satisfactory to Agent;

(e)     Agent shall have received confirmation from each Lender that such Lender has (i) completed its flood insurance diligence, (ii) has received copies of all flood insurance documentation, and (iii) has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender, in each case with respect to the Clinton Real Property;

(f)      Agent shall have received a duly executed counterpart of an amendment to the Mortgage for the Clinton Real Property from the applicable Borrower, which shall be in form and substance satisfactory to Agent;

(g)     Agent shall have received an opinion of Loan Parties' Tennessee counsel in form and substance satisfactory to Agent with respect to the Mortgage on the Clinton Real Property;

(h)     Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of this Agreement, in form and substance satisfactory to Agent;

(i)     Agent shall have received a copy of the certificate of occupancy (or similar document) issued by the applicable Governmental Authority with respect to the Clinton Real Property and such other evidence that Agent may reasonably require to demonstrate the completion of the Clinton Expansion Project; and

(j)     Agent shall have received a certificate signed by Borrowers' chief financial officer on such date certifying that, without giving effect to the transactions contemplated by this definition and in the definition of "Borrowing Base," Borrowers have (i) pro forma Alternate Excess Availability of not less than twelve and one-half percent (12.5%) of the lesser of (x) the Borrowing Base (based on the most recently delivered Borrowing Base Certificate prior to such date pursuant to Section 5.2) and (y) the Maximum Revolver Amount on such date, and (ii) a pro forma Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 for the twelve fiscal (12) month period ending on the last day of the most recently ended fiscal month for which Borrowers have delivered the financial statements required by Section 5.1, in each case as demonstrated by the calculations attached thereto.

"Covered Entity" means any of the following:

(a)     a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)     a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)     a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Covered Party" has the meaning specified therefor in Section 17.16 of this Agreement.

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"Early Opt-in Election" means the occurrence of:

(a)     (i) a determination by Agent or (ii) a notification by Required Lenders to Agent (with a copy to Borrowers) that Required Lenders have determined that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12(d)(iii) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(b)     (i) the election by Agent or (ii) the election by Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Borrowers and Required Lenders or by Required Lenders of written notice of such election to Agent.

"Eligible Intellectual Property" means any federally registered trademark of Borrowers used in the ordinary course of Borrowers' business which is acceptable to Agent based on the criteria set forth below. In general, Eligible Trademarks shall not include (a) any trademark subject to an Intellectual Property Claim, any trademark securing Permitted Trademark Financing Debt, or any trademark otherwise subject to a security interest or other Lien in favor of any Person other than Agent except those permitted in this Agreement (but without limiting the right of Agent to establish any Reserves with respect to amounts secured by such security interest or other Lien in favor of any Person even if permitted herein); (b) any trademark which is not subject to the first priority, valid and perfected security interest or Lien of Agent; (c) any trademark registered exclusively outside the United States of America; or (d) any trademark with respect to which Agent has not received an appraisal in form, scope and methodology acceptable to Agent and by an appraiser acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely. General criteria for Eligible Trademarks may be established and revised from time to time by Agent in good faith based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Agent has no written notice thereof from a Borrower, which adversely affects or could reasonably be expected to adversely affect the trademark in the good faith determination of Agent. Any trademark which is not an Eligible Trademark shall nevertheless be part of the Collateral.

"Federal Reserve Bank of New York’s Website" means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

"Flood Laws" means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

"Fourth Amendment Date" means November 19, 2019.

"Fourth Amendment Fee Letter" means that certain fee letter, dated as of the Fourth Amendment Date, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

"Other Taxes" means all present or future stamp, court, excise, value added, or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

"QFC Credit Support" has the meaning specified therefor in Section 17.16 of this Agreement.

"Relevant Governmental Body" means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York or any successor thereto.

"SOFR" with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

"Supported QFC" has the meaning specified therefor in Section 17.16 of this Agreement.

"Tax Indemnitee" has the meaning specified therefor in Section 16.1 of the Agreement.

"Term SOFR" means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

"Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

"U.S. Special Resolution Regimes" has the meaning specified therefor in Section 17.16 of this Agreement.

(aa)     By deleting clause (o)(ii) of the definition of "Permitted Indebtedness" set forth in Schedule 1.1 of the Credit Agreement and by substituting the following in lieu thereof:

(ii) the Permitted Foreign Debt in an aggregate outstanding principal amount not to exceed $25,000,000 at any time outstanding for all Subsidiaries of each Borrower that are CFCs,

(bb)     To correct a scrivener's error, by changing the definition of "Change in Control" set forth in Schedule 1.1 of the Credit Agreement to read "Change of Control."

(cc)     By deleting Schedule C-1 to the Credit Agreement and by substituting in lieu thereof Schedule C-1 attached hereto.

3.     Ratification and Reaffirmation. Each Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents.

4.     Acknowledgments and Stipulations. Each Borrower acknowledges and stipulates that the Credit Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower); the security interests and Liens granted by such Borrower in favor of Agent are duly perfected, first priority security interests and Liens; and, as of the close of business on November 18, 2019, the unpaid principal amount of the Revolver Loans totaled $106,872,594.13, and the undrawn face amount of all Letters of Credit totaled $425,000.00.

5.     Representations and Warranties. Each Borrower represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by such Borrower in the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

6.     Reference to Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

7.     Breach of Amendment. This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

8.     Conditions Precedent. The effectiveness of the amendments contained in Section 2 hereof are subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Agent, unless satisfaction thereof is specifically waived in writing by Agent:

(a)     Agent's receipt of duly executed counterparts of this Amendment, the Fourth Amendment Fee Letter, amendments to the Mortgages and the other Loan Documents and all instruments and documents to be entered into in connection herewith from the applicable Borrowers and Lenders;

(b)     Agent's receipt of (i) evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent's Liens in and to the Collateral, and (ii) searches reflecting the filing of all such financing statements;

(c)     Agent's receipt of a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party's board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(d)     Agent's receipt of copies of each Loan Party's Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (i) certified by the Secretary of such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official;

(e)     Agent's receipt of a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(f)     Subject to Section 9 hereof, Agent's receipt of certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(g)     Agent's receipt of a completed Borrowing Base Certificate as of September 28, 2019 giving pro forma effect to the transactions contemplated by this Amendment showing that Borrowers shall have not less than $25,000,000 of Availability;

(h)     Agent's receipt of flood certifications (and, if applicable, acceptable flood insurance and FEMA form acknowledgements of insurance) for the Real Property Collateral, satisfactory in form and substance to Agent;

(i)     Agent's receipt of appraisals of the Real Property Collateral, Eligible Equipment and Eligible Intellectual Property satisfactory to Agent;

(j)     Agent's completion, with results satisfactory to Agent, of (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party's senior management and key principals;

(k)     Agent's receipt of an opinion of Loan Parties' counsel in form and substance satisfactory to Agent;

(l)     Agent's receipt of a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Credit Agreement, in form and substance satisfactory to Agent; and

(m)     Agent and each Lender's receipt, at least ten Business Days prior to the date hereof, of a Beneficial Ownership Certification that is complete and accurate in all respects in relation to any Loan Party that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation.

9.     Post-Closing Covenants. Borrowers covenant and agree to deliver to Agent:

(a)     On or before November 27, 2019, mortgagee title insurance policies with such endorsements and affirmative coverages as may be required by Agent (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Agent (each a "Mortgage Policy" and, collectively, the "Mortgage Policies") in amounts satisfactory to Agent assuring Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policies otherwise shall be in form and substance satisfactory to Agent; and

(b)     On or before December 20, 2019, a certificate of status with respect to Delta issued by the appropriate officer of the State of Texas, which certificate shall indicate that Delta is in good standing in such jurisdiction.

10.     Expenses of Agent. Borrowers agree to pay, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

11.     Effectiveness; Governing Law. This Amendment shall be effective upon acceptance by Agent and Lenders (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Georgia.

12.     Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

13.     No Novation, etc. Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Loan Documents, each of which shall remain in full force and effect. This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.

14.     Counterparts; Telecopied Signatures. This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

15.     Further Assurances. Each Borrower agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

16.     Section Titles. Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

17.     Release of Claims. To induce Agent and Lenders to enter into this Amendment, each Borrower hereby releases, acquits and forever discharges Agent and Lenders, and all officers, directors, agents, employees, successors and assigns of Agent and Lenders, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that such Borrower now has or ever had against Agent or any Lender arising under or in connection with any of the Loan Documents or otherwise. Each Borrower represents and warrants to Agent and Lenders that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against Agent or any Lender.

18.     Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Remainder of page intentionally left blank; signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

DELTA APPAREL, INC.

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Vice President, Chief Financial Officer, and Treasurer

M.J. SOFFE, LLC

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Vice President, Chief Financial Officer, and Treasurer

CULVER CITY CLOTHING COMPANY

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Chief Financial Officer

SALT LIFE, LLC

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Vice President, Chief Financial Officer, and Treasurer

DTG2GO, LLC

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Vice President, Chief Financial Officer, and Treasurer

[Signatures continue on the following page.]

AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Ryan C. Tozier Name: Ryan C. Tozier Title: Vice President

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Ryan C. Tozier Name: Ryan C. Tozier Title: Vice President

[Signatures continue on the following page.]

REGIONS BANK

By: /s/ Elizabeth L. Schoer Name: Elizabeth L. Schoer Title: Sr. Vice President

[Signatures continue on the following page.]

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Doug Meckelnburg Name: Doug Meckelnburg Title: Vice President

Schedule C-1

Commitments

Lender	Revolver Commitment
Wells Fargo Bank, National Association	$88,000,000.00
PNC Bank, National Association	$41,000,000.00
Regions Bank	$41,000,000.00
All Lenders	$170,000,000.00